Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ACCELERATION ACQUISITION CORPORATION", CHANGING ITS NAME FROM "ACCELERATION ACQUISITION CORPORATION" TO "REVOLUTION ACCELERATION ACQUISITION CORP", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF NOVEMBER, A.D. 2020, AT 10:25 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

3608150 8100
SR# 20208444657

Authentication: 204128468
Date: 11-20-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:25 AM 11/19/2020
FILED 10:25 AM 11/19/2020
SR 20208444657 - File Number 3608150

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ACCELERATION ACQUISITION CORPORATION

The undersigned, John Delaney, certifies that he is the Chief Executive Officer of Acceleration Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

1. The name of the Corporation is Acceleration Acquisition Corporation.

2. The original Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on September 10, 2020.

3. This Amended and Restated Certificate of Incorporation of the Corporation (the "Amended and Restated Certificate of Incorporation") was duly adopted by the Board of Directors of the Corporation (the "Board") and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL").

4. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the corporation is as follows:

Revolution Acceleration Acquisition Corp

SECOND. The address of the Corporation's registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL").

FOURTH. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation shall have authority to issue is 101,000,000, of which (a) 100,000,000 shares shall be common stock, including (i) 75,000,000 shares of Class A common stock (the "Class A Common Stock"), (ii) 10,000,000 shares of Class B common stock (the "Class B Common Stock"), (iii) 15,000,000 shares of Class C common stock (the "Class C Common Stock" and, together with the Class B Common Stock, the "Convertible Common Stock" and, together with the Class A Common Stock and the Class B Common Stock, the "Common Stock") and (b) 1,000,000 shares shall be preferred stock (the "Preferred Stock").

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.

(i) Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power.

(ii) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Shares of Convertible Common Stock are convertible into shares of Class A Common Stock at the Conversion Ratio (as defined below) and shall automatically convert into Class A Common Stock:

(x) in the case of the Class B Common Stock, at the time of the closing of the Corporation's initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the "Business Combination");

(y) in the case of the Class C Common Stock, at the time after the completion of the Business Combination in which the sale price of shares of the Class A Common Stock equals or exceeds:

(A) $15.25 if occurring before the third (3rd) anniversary of the Business Combination;

(B) $23.00 if occurring before the sixth (6th) anniversary of the Business Combination; or

(C) $35.00 if occurring before the ninth (9th) anniversary of the Business Combination.

For the avoidance of doubt, all shares of Class C Common Stock shall automatically convert to shares of Class A Common Stock upon the first to occur of any of (A), (B) or (C) above at the Conversion Ratio.

(iv) The ratio at which shares of Convertible Common Stock convert into shares of Class A Common Stock (the "Conversion Ratio") shall be on a one-for-one basis, unless, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Corporation's initial public offering, except if such is the result of the conversion of shares of Class B Common Stock or Class C Common Stock or the exercise of the Corporation's redeemable warrants, at a ratio for which:

(x) in the case of Class B Common Stock: (A) the numerator shall be equal to the sum of (a) 13⅓% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (b) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination; and (B) the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

(y) in the case of Class C Common Stock: (A) the numerator shall be equal to the sum of (a) 20% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (b) the number of shares of Class C Common Stock issued and outstanding prior to the closing of the Business Combination; and (B) the denominator shall be the number of shares of Class C Common Stock issued and outstanding prior to the closing of the Business Combination.

Notwithstanding anything to the contrary contained herein, in no event may the Convertible Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock or Class C Common Stock.

Each share of Convertible Common Stock shall convert into its *pro rata* number of shares of Class A Common Stock pursuant to this Section B of Article Fourth. The *pro rata* share for each stockholder of Convertible Common Stock will be determined as follows:

(x) Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B

Common Stock shall be converted pursuant to this Article, and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(y) Each share of Class C Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class C Common Stock shall be converted pursuant to this Article, and the denominator of which shall be the total number of issued and outstanding shares of Class C Common Stock at the time of conversion.

FIFTH. [Reserved.]

SIXTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH. A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or

(iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section A of Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by John Delaney, the Chief Executive Officer of the Corporation, this 19th day of November, 2020.

ACCELERATION ACQUISITION CORPORATION

DocuSigned by:

By: ______________________________
8CD96C643B15415...

Name: John Delaney
Title: Chief Executive Officer